Exhibit 10.50

Amendment I to:

Executive Engagement Agreement dated January 24,2018

Initial Paragraph.

This initial Paragraph shall remain unchanged other than to add the following modification to the sentence:

After the words "Employee" and before the ending parenthetical and period toward the end of the sentence add the word "or 'Executive' and Trisara Ventures, LLC."

Section 1. Initial Ditties and title

The following bullet shall be added as Section I bullet 5:

In addition to the other consulting services listed above, Executive's associated consultant Company, Trisara Ventures, LLC, shall provide key man service of Executive during and through any sales process as it relates to Section 3 bullet 5 for the sale of the major US based assets and as needed by the Company, including but not limited to targeting buyers, creating processes, and advising on terms of capital sales.

The following bullet shall be added as Section 1 bullet 6:

Executive's Company Trisara Ventures, LLC, shall provide consulting and board related duties as it relates to other company's owned and/or operated by the Company but outside of the World Poker Tom• (e.g., Allied °Spoils, eSports Arean, and related companies).

Section 2. Term

The first parenthetical in this paragraph, reading "(e.g., the guaranteed 3 year lockup)..." shall be deleted and replaced to accurately reflect Section 5(a) and thus be replaced with the words "(e.g., the guaranteed 4 year lockup)"

Section 3. Compensation and Benefits.
Bullet I.

This paragraph shall remain unchanged, other than to add the following sentence after the final sentence (which sentence ends with the words, "for every 6 month period."):

For purpose of clarification the consultancy fee shall be entitled to be billed by a company in which Executive provides service, currently designated as Trisara Ventures, LLC. Both compensation and consultancy and board service fees shall be adjusted to inflation according to the policy of WPT and/or Company.

Bullet 2.

This paragraph shall remain unchanged, other than to add the following sentence after the final sentence (which sentence ends with the words, "solely by the CEO of the Company": In the event of termination, the Bonus shall be paid out on a proportional basis for any period after Six (6) months within any given year.

Bullet 5

The following bullet shall be added as Section 3 bullet 5:

"Key Principle Sales Lead Agreement. Upon the sale or disposition of the Company equal to or above Forty Million ($40 Million), Executive shall be entitled through his consulting company (Trisara Ventures, LLC) to an amount equal to Two Percent (2%) of the total gross proceeds up to $45 Million and One Percent (I%) of the total gross proceeds for sales greater than $45 Million (whether those proceeds are in cash or stock) for the provision of consulting services, executive sales advice and executive key man availability related to the sale. Company shall act in good faith and not frustrate a larger value sale that would otherwise effect Executives' compensation without fully compensating Executive.

Bullet

The following bullet shall be added as Section 3 bullet 5:

This section memorializes agreement between Company and Executive in 2017 for incentives for the Executive in exchange for certain targets below. The Company acknowledged that WPT had been operating with a net loss of close to -$6 Million under its approved then-current strategy and than the strategy of the Company for WPT changed in 2017 creating, among other things, a substantial need to improve the favorability of the financials. According, the Company and Executive agreed to follows to achieve its financial targets in the most expedited means possible:

The Company shall pay out Employee, up to $1,500,000, for his efforts to lead the WPT toward profitability on a net earnings basis as follows: (a) for net earnings behveen -$5 Million to -$4M ill ion shall be $245,000, (b) for net earnings less than -$4M but equal or greater than -$3 Million shall be $490,000, (c) from less than -$3M but equal to or greater than -$2Million shall be $735,000, (d) from less than -$2 Million to equal or less than -$1 Million shall be $980,000 and (e) from less than -$1 Million to profitable a full payment of $1,500,000. Company acknowledges that much of the efforts to transform the company were or have been done in 2017 and 2018 and consequently, shall pay this profitability payment regardless of termination by Company. Company shall make full payment based on the most current forecast in the event of a sale of the Company for any year of the sale. For payments after the initial payment year, Company shall subtract payments of the previous years from the total incentive payment (e.g., if in year one, net profits for WPT are -$3M and in year 2, net profits for the WPT are -$2 Million, Employee will be paid $490,000 in year one, and $245,000 in year two ((i.e., $735,000 - $490,000)). Employee has a total of Three (3) years from January 2018 to achieve any or all his profitability incentive payments. In the event of a sale of WPT within the Three (3) year period, Company agrees to deem Employee's full target fully met and shall accelerate any outstanding amount of the full payment of $1,500,000 Million, upon the closing of the sale.

Section 5: Termination

Subsection (b)

The first sentence of this section shall be modified

The following Section 5(3) shall be added to Section 5 Termination above

"(e) For clarification under this section, Employee/Executive fees, compensations and benefits are guaranteed and must be paid during the Lockup Term regardless of termination, (unless otherwise mutually agreed for example for a one-time lump sum payment during a sale or disposition). After the Lockup period, Employee shall be entitled to no less than an amount equal to twelve (12) months of salary, fees and benefits Employee/Executive would otherwise receive. In other words, employee shall under no circumstances receive less than twelve (12) months of severance upon termination. For avoidance of doubt Guaranteed Lock Up period and/or severance payment shall apply to any termination or separation from the Company by means of sale of the Company or substantial sale of all its assets.

Subsection (d) of section 5 shall be added as follows:

(d)   In the event of Termination of Employee or sale of the WPT from Company, Executive and Company's arrangement with Trisara Ventures, shall continue independent of any wrap of employment provided, however, the current maximum yearly payment shall increase from $85,000 to $150,000 adjusted yearly to higher of inflation or the deemed inflation rate of the Company).

(e)   Continuing Support Consultancy between WPT and Trisara Ventures, LLC. Company and Employee acknowledge that Employee unique position and nearly fifteen years experience provide valuable institutional knowledge for the ongoing success of the WPT. Upon Termination of Employee after the

Guaranteed Lockup Period by WPT for any reason, the WPT and Company automatically shall enter into a long term consulting agreement with Trisara Ventures agrees to make employee available for general advice and consulting from time to time on a non-exclusive non-full time basis and shall pay Trisara $100,000 adjusted yearly to inflation from the date of this agreement. This provision Section 5(e) shall extend beyond the Guaranteed Lock Up Period and continue as long as permissible by law not to exceed Forty (40) years. Trisara Ventures shall further guarantee that its Key Man, Adam Pliska will not take full time employment with the World Series of Poker without written permission of the WPT so long as such payment is made.

Section 12. Miscellaneous

The following sentence shall be added to the Agreement as Section 12.

"Section 12. In addition to the Company, the WPT shall fully guarantee all payment obligation to Company to Employee/Executive under this Agreement."

1

Signature Page to Amendment I Dated June, 2018.

Frank Ng

/s/ Frank Ng

CEO Ourgame International Holdings, Ltd.

Adam Pliska

/s/ Adam Pliska

Employee

Adam Pliska

/s/ Adam Pliska

For Trisara Ventures, LLC

Frank Ng for Eric Yang,

/s/ Frank Ng

Board Member, WPT Enterprises, Inc.

Companies Peerless, WPT Distribution, WPT Studios